Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Lithia Motors, Inc. and subsidiaries:

We consent to the incorporation by reference in the registration statement on Form S-8 of Lithia Motors Inc. and subsidiaries of our reports dated March 3, 2006, with respect to the consolidated balance sheets of Lithia Motors, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, changes in stockholders equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2005 and all related financial statement schedules, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005, annual report on Form 10-K of Lithia Motors, Inc. and subsidiaries.

                                                                                                                                            /s/ KPMG LLP

Portland, OR June 23, 2006